Exhibit 10.3

Exclusive Consulting and Service Agreement

THIS EXCLUSIVE CONSULTATION AND SERVICES AGREEMENT (hereinafter referred to as “Agreement”) is entered into as of [October 1, 2021 ], in [Beijing ], China (hereinafter referred to as “the Parties”) by and between:

Party A: Zhejiang Le Shen Technology Co.

Address: Science and Technology Incubation Park, Hongqiao Town Industrial Park, Changxing County, Huzhou City, Zhejiang Province

Party B: Beijing LeMeng Interactive Technology Co.

Address: 4th floor 408, Building 51, No. 63 Zhichun Road, Haidian District, Beijing

Whereas.

1. Party A is a foreign-invested enterprise legally established and validly surviving in the People’s Republic of China, with resources and capabilities for consulting and services;

2. Party B is a limited liability company incorporated in the PRC.

3. Party A agrees to provide consultation and related services to Party B, and Party B agrees to accept the consultation and services provided by Party A.

Accordingly, after friendly consultation and on the principle of equality and mutual benefit, both parties reach the following agreement for compliance.

1. Consulting and services: exclusive and exclusive rights and interests

1.1 During the term of this Agreement, we agree to provide the Consulting and Services to you as your exclusive provider of Consulting and Services on the terms of this Agreement (see Annex 1 for details).

1.2 Party B agrees to accept the consultation and services provided by Party A during the validity period of this agreement. Taking into account the value of the consulting and services provided by Party A and the good cooperative relationship between the two parties, Party B further agrees that, unless Party A agrees in writing in advance, during the period of this agreement, Party B will not accept any third party’s involvement in this agreement. Consulting and services provided by the business scope.

1.3 For all rights, ownership, rights and intellectual property rights (including but not limited to copyrights, patent rights, technical secrets, trade secrets and others) arising from the performance of this agreement, whether it is developed by Party A itself, or Party B uses Party A’s Consulting and services are self-developed, developed by Party B based on Party A’s intellectual property rights, or Party A based on Party B’s intellectual property rights, Party A enjoys exclusive and exclusive rights and interests, and Party B shall not claim any rights, ownership, rights and interests from Party A. intellectual property.

However, if the Development is carried out by us on the basis of your Intellectual Property Rights, you shall guarantee that such Intellectual Property Rights are free from any defects, otherwise you shall be liable for any loss caused to us. If we are thereby liable to any third party for damages, we shall be entitled to recover all such damages from you after such indemnity is made.

If the development is carried out by Party B based on Party A’s intellectual property rights, Party B shall do its duty of protection in the process of development and shall not damage Party A’s intellectual property rights, such as the disclosure of patented technology and trade secrets, otherwise Party B shall be liable for any loss caused to Party A.

1.4 In consideration of the good relationship between the two parties, Party B undertakes that if it wishes to cooperate with other enterprises in any business, it shall obtain Party A’s consent and Party A or its affiliated companies shall have the right of first cooperation under the same conditions.

2. Calculation and Payment of Consulting and Service Costs (hereinafter referred to as “Service Costs”)

2.1 The Parties agree that for each financial year in which a profit is generated, you shall determine and pay the Service Costs in the manner set out in Annex 2 to this Agreement.

2.2 If Party B fails to pay the Service Costs and other costs in accordance with the provisions of this Agreement, Party B shall pay to Party A a separate liquidated damages of five ten thousandths of a percentage point per day in respect of the amount in default.

2.3 Party A has the right to appoint its employees’ CPAs in China or other countries (hereinafter referred to as “Party A’s Authorized Representatives”) to verify Party B’s accounts in order to review the calculation methods and calculation methods of service costs, provided that Party A bears its own expenses. Amount. To this end, Party B shall provide the authorized representative of Party A with the documents, accounts, records, data, etc. required by the authorized representative of Party A, so that the authorized representative of Party A can audit Party B’s accounts and determine the amount of service costs. Unless there is a major error, the amount of the service cost shall be the amount determined by the authorized representative of Party A.

2.4 Unless otherwise agreed by the Parties, the Service cost paid by you to us under this Agreement shall be without any deduction or set-off (e.g. bank charges, etc.).

2.5 In addition, you shall pay us the actual expenses incurred by us in providing the consultation and services under this Agreement, including but not limited to travel, transportation, printing and postage, in addition to the payment of the Service cost.

3. Representations and Warranties

3.1 We hereby represent and warrant as follows.

3.1.1 Party A is a company legally registered and validly existing in accordance with the laws of China.

3.1.2 Party A performs this agreement within its company’s rights and business scope; it has been authorized by the necessary company, and has obtained the consent and approval (if applicable) of the third party and the government department, and does not violate its binding or Influential legal or contractual restrictions;

3.1.3 This Agreement, once signed, shall constitute a legal, valid, binding and enforceable legal document for Party A.

3.2 Party B hereby represents and warrants as follows:

3.2.1 Party B is a company legally registered and validly existing in accordance with Chinese laws;

3.2.2 Party B signs and executes this agreement within its company’s rights and business scope, has obtained necessary company authorization, and has obtained the consent and approval of a third party or government department (if applicable), and does not violate its binding Powerful or influential legal or contractual restrictions;

3.2.3 This Agreement, once signed, shall constitute a legal, valid, binding and enforceable legal document for Party B.

4. Confidentiality

4.1 Party A and Party B agree to do their best to the confidential materials and information that they have learned or come into contact with (hereinafter referred to as “confidential information”. When providing materials and information, the provider of the materials and information shall clearly inform in writing that they are confidential information.), Adopt all kinds of reasonable confidentiality measures to keep confidential; without the prior written consent of the confidential information provider, the recipient shall not disclose, give or transfer such confidential information to any third party (including the merger of the confidential information recipient with the third party, the merger, Directly or indirectly controlled by a third party).Once this Agreement is terminated, Party A and Party B shall return any documents, materials or software containing confidential information to the owner or provider of the confidential information, or destroy it with the consent of the owner or provider, including delete any confidential information from the memory device related to the person, and shall not continue to use the confidential information. Party A and Party B shall take necessary measures to disclose confidential information only to the employees, agents or professional consultants of both parties who need to know, and urge such employees, agents or professional consultants to comply with the confidential business under this agreement. Party A and Party B, employees, agents or professional consultants of both parties shall sign a specific confidentiality agreement for all parties to comply with.

4.2 The above restrictions do not apply to:

4.2.1 Information that has become generally available to the public at the time of disclosure;

4.2.2 Information which, through no fault of ours or yours, has become generally available to the public after disclosure.

4.2.3 Information that we or you can demonstrate was in its possession prior to disclosure and was not obtained directly or indirectly from another party.

4.2.4 Party A or Party B is obliged to disclose the above confidential information to relevant government departments, securities regulatory authorities, stock exchanges, stock exchange institutions, etc. in accordance with legal requirements, or Party A or Party B discloses the above confidential information to its direct legal advisors and financial advisors as necessary for its normal operation.

4.3 The Parties agree that these Terms shall survive any change, release or termination of this Agreement.

5. Compensation

5.1 Except as otherwise provided in this Agreement, if you fail to perform or suspend performance of your obligations under this Agreement in full and fails to rectify such failure within thirty (30) days from receipt of notice from us, or if its representations and warranties are untrue If you fail to perform or suspend the performance of your obligations under this Agreement, you shall be in breach of this Agreement.

5.2 If a party breaches this Agreement or any representation or warranty made herein, the defaulting party may notify the defaulting party in writing that it is required to cure the breach within ten days of receipt of the notice, take appropriate measures to effectively and promptly avoid the occurrence of damage, and continue to perform this Agreement. In case of damage, the breaching party shall compensate the defaulting party in order to enable the defaulting party to obtain all the rights and interests due to it in the performance of the contract.

5.3 If, as a result of any breach of this Agreement by either party, the other party incurs any expense, liability or suffers any loss (including, without limitation, loss of profits of the Company), the breaching party shall indemnify the defaulting party against any such expense, liability or loss (including, without limitation, interest paid or lost as a result of the breach and attorneys’ costs). The total amount of compensation to be paid by the defaulting party to the defaulting party shall be the same as the loss incurred as a result of such default, and said compensation shall include the benefits that the defaulting party shall receive as a result of performance, provided that such compensation shall not exceed the reasonable expectations of the parties to the Agreement.

5.4 If Party B does not follow Party A’s instructions, or due to improper use of Party A’s intellectual property rights or improper technical operations, which causes any person to file a claim for this, Party B shall bear full responsibility. If Party B finds that anyone uses Party A’s intellectual property rights without legal authorization, Party B shall immediately notify Party A and cooperate with any actions taken by Party A.

5.5 In the event of a breach of this Agreement by both parties, the amount of compensation payable by each party shall be determined by the extent of the respective breach.

6. Entry into force, performance and validity

6.1 This Agreement shall be executed on the date indicated at the beginning of the text and shall become effective simultaneously.

6.2 This Agreement shall remain in effect for a long period of time unless we request in writing to cancel or terminate this Agreement.

7. Termination

7.1 During the term of this Agreement, Party B shall not terminate this Agreement earlier.

7.2 This Agreement may be terminated by mutual agreement.

7.3 If Party A requests in writing to terminate this Agreement, this Agreement shall be terminated from the date Party B receives written notice from Party A.

7.4 Upon termination of this Agreement, the rights and obligations of the Parties under Article 4 and Article 5 shall continue to be effective.

8. Dispute Resolution

8.1 In the event of a dispute between the Parties regarding the interpretation and performance of the terms of this Agreement, the Parties shall negotiate in good faith to resolve such dispute. If no such negotiation is possible, either party may submit the dispute to the China International Economic and Trade Arbitration Commission (Beijing) for arbitration in accordance with its arbitration rules in effect at the time. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on both parties. The provisions of this Article shall not be affected by the termination or dissolution of this Agreement.

8.2 Except for the matters in dispute between the parties to the Agreement, the parties to the Agreement shall continue to perform their respective obligations in accordance with the provisions of this Agreement in good faith.

9. Force Majeure

9.1 “Force Majeure Event” means any event beyond the reasonable control of a party that could not have been avoided with reasonable care by the affected party, including, but not limited to, an act of government, force of nature, fire, explosion, storm, flood, earthquake, tidal wave, lightning or war. However, inadequate credit, funds or financing shall not be deemed to be beyond the reasonable control of a party. A party affected by a Force Majeure Event seeking to waive performance under this Agreement shall promptly notify the other party of such waiver and the steps it needs to take to complete performance.

9.2 If the performance of this Agreement is delayed or prevented by an Event of Force Majeure as defined above, the party affected by the Event of Force Majeure shall have no liability under this Agreement to the extent of the delay or prevented event. The party affected by the Force Majeure Event shall take appropriate measures to reduce or eliminate the effects of the Force Majeure Event and shall endeavor to restore performance of its obligations delayed or prevented by the Force Majeure Event. Once the Force Majeure Event is removed, the Parties agree to use their best efforts to resume performance under the Agreement.

10. Notices

Notices from both parties to this Agreement for the performance of their rights and obligations under this Agreement shall be in writing and sent by personal delivery, registered mail, postage prepaid mail, an approved courier service, or facsimile transmission to the party concerned or to the following addresses of both parties to the Agreement.

Party A: Zhejiang Le Case Technology Co.

Address: 408 Satellite Building, Zhichun Road, Haidian District, Beijing

Fax: None

Attn: Zhao Yun

Tel: 18511070508

Party B: Beijing LeMeng Interactive Technology Co.

Address: Satellite Building 408, Zhichun Road, Haidian District, Beijing

Fax: None

Tel: 18511070508

Attn: Zhao Yun

11. Assignment of Agreement

Party B shall not assign its rights and obligations under this Agreement to any third party except with Party A’s prior written consent. Party A may assign its rights and obligations under this Agreement to its affiliates without Party B’s consent, but Party B shall be notified of such assignment.

12. Severability of the Agreement

The parties hereby acknowledge that this Agreement is a fair and reasonable agreement between them on the basis of equality and mutual benefit. If any provision of this Agreement is invalid or unenforceable because it is inconsistent with applicable law, such provision shall be invalid or unenforceable only to the extent of the applicable law and shall not affect the legal effect of the other provisions of this Agreement.

13.Amendments and Supplements to the Agreement

The parties to the agreement shall make modifications and supplements to this agreement by written agreement. Amendments and supplements to this Agreement duly signed by both parties to the Agreement are an integral part of this Agreement and shall have the same legal effect as this Agreement.

14. Governing Law

The execution, validity, performance and interpretation of this Agreement, and the settlement of disputes shall be governed by and construed in accordance with the laws of the PRC.

In consideration of the foregoing, the parties hereto, by their authorized representatives, have executed this Agreement on the date set forth at the beginning hereof for compliance.

[No text below]

[The following is the signature page of the Exclusive Consulting and Services Agreement without text]

Party A: Zhejiang Le Shen Technology Co. Ltd (Seal)

By:	/s/ Baohua Feng
Name:	Baohua Feng
Title:	Authorized Representative
Date:	October 1, 2021

[The following is the signature page of the Exclusive Consulting and Services Agreement without text]

Party B: Beijing LeMeng Interactive Technology Co. (Seal)

By:	/s/ Baohua Feng
Name:	Baohua Feng
Title:	Authorized Representative
Date:	October 1, 2021

Annex 1: List of Consulting and Service Contents

1.	Provide business-related software development and research services.

2.	Provide business-related technical services, applications and implementation, including but not limited to design, installation and testing of business systems.

3.	Provide daily maintenance support, upgrade, monitoring and troubleshooting of computer network equipment and other technical services.

4.	Provide business consulting.

5.	Provide customer support and research services.

6.	Provide staff pre-service, on-the-job and technical training services.

7.	Provide technology development and technology transfer services.

8.	Provide public relations services.

9.	Provide market research and consulting services (excluding market research business that is prohibited by Chinese law for foreign-invested enterprises).

10.	Provide short- and medium-term market development and market planning services.

11.	Provide consulting services related to business compliance.

12.	Provide marketing promotion and planning services related to business operation.

13.	Provide intellectual property licensing.

14.	Provide equipment and leasing.

15.	Provide other management consulting services related to business operations and other business and technical consulting services.

Annex 2: Calculation of Service Costs and Payment Methods

1.	The service costs under this Agreement shall be accrued according to Party B’s profit before tax in the corresponding year after deducting Party B’s losses in the previous year (if any), necessary costs, costs, taxes, and withdrawals incurred in that year. The remaining amount after the statutory provident fund, etc. Party A has the right to consider the following factors and determine the amount of service cost and adjust the service cost by issuing a service cost bill to Party B or other written methods, without Party B’s consent: (a) The technical difficulty provided by Party A and the consultation provided And the complexity of other services; (B) The personnel invested by Party A to provide consulting and services and the time required for Party A’s technical personnel to provide such technical services, consulting and other services; (c) Details of the technical services, consulting and other services provided by Party A Content and commercial value; (d) Market price of the same type of service; (e) Party B’s business conditions and Party B’s development needs.The above service costs shall be paid by remittance or other means mutually agreed upon to the bank account designated by Party A after Party A has given payment instructions to Party B. Party A may change such payment instructions from time to time. Both parties agree that, in principle, the payment of the above service costs should not cause any party’s business difficulties during the year. For the above purpose, and within the limits of realizing the above principles, Party A has the right to agree to Party B’s postponement of payment to avoid any financial difficulties of Party B; Party A shall also have the right to make any other adjustments to the Service cost as it deems reasonable, subject to prior written notice to Party B.

2.	Party B shall provide Party A with the audited consolidated financial statements of Party B in the previous fiscal year within 120 days after the end of each fiscal year (hereinafter referred to as the “previous fiscal year”). The financial statements shall be approved by an independent certified public accountant approved by Party A. Audit and provide Party A with all the financial and other information needed to calculate the service cost for the year; Party A shall determine the service cost for the year in writing after receiving the aforementioned information provided by Party B, and shall have the right to determine the service cost for the year. At any time, send written payment instructions to Party B. Party B shall pay to Party A the service costs and other costs specified in the payment instruction within 30 days after receiving the written payment instruction in accordance with the payment deadline set forth in the written payment instruction or if the written payment instruction does not specify the payment deadline ( If so, if Party B fails to pay the service cost and other costs (if any) in full and on time in accordance with the provisions of this agreement, Party A has the right to require Party B to pay Party A a separate penalty in accordance with this agreement.

3.	If Party A considers that for any reason the agreed service cost determination mechanism in this Annex is not applicable and needs to be adjusted, Party B shall actively and in good faith negotiate with Party A to determine the new cost rate or mechanism within ten working days after the date of Party A’s written request to adjust the cost. If Party B does not respond within ten business days after receiving such notice of adjustment, Party B shall be deemed to have acquiesced in such adjustment of service charges. Upon Party B’s request, Party A shall also negotiate with Party B to adjust the Service costs.